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AGREEMENT AND PLAN OF MERGER

among

Click2learn.com, Inc.

Click2learn Software Corp.

Certain Stockholders of IntelliPrep Technologies, Incorporated

and

IntelliPrep Technologies, Incorporated

Dated as of April 17, 2001

AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "Agreement") is made and entered into as of April 17, 2001, by and among Click2learn.com, Inc., a Delaware corporation ("Click2learn"), Click2learn Software Corp., a Delaware corporation and wholly owned subsidiary of Click2learn ("Merger Sub"), IntelliPrep Technologies, Incorporated, a Delaware corporation ("Intelliprep"), and the stockholders of IntelliPrep listed on the signature pages hereto (the "Principals").

RECITALS

    A.  Intelliprep, Click2learn, and Merger Sub believe it advisable and in their respective best interests to effect a merger of IntelliPrep and Merger Sub pursuant to this Agreement (the "Merger").

    B.  The Board of Directors of IntelliPrep has approved this Agreement and the Merger as required by applicable law.

    C.  The Boards of Directors of Click2learn and Merger Sub have approved this Agreement and the Merger as required by applicable law.

AGREEMENT

    In consideration of the terms hereof, the parties hereto agree as follows:

1.  THE MERGER

    1.1  The Merger.  Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into IntelliPrep (IntelliPrep as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Delaware and other applicable law.

    1.2  The Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on the earliest practicable business day (the "Closing Date") after the satisfaction or waiver of the conditions set forth in Articles 4 and 5 at 10 a.m. local time at the offices of Perkins Coie LLP, 505 Fifth Avenue South, Suite 620, Seattle, Washington, or such other date, time or location as Click2learn and IntelliPrep shall agree.

    1.3  Effective Date and Time.  On the Closing Date and subject to the terms and conditions hereof, a certificate of merger substantially in the form of Exhibit 1.3 complying with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and in such form and executed in such manner as required by the Secretary of State of the State of Delaware (the "Delaware Secretary") shall be delivered for filing with the Delaware Secretary (the "Certificate of Merger"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") of filing of the Certificate of Merger or at such other time as may be specified in the Certificate of Merger as filed. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing its certificate to the effect that the Merger is effective, Click2learn, Merger Sub and IntelliPrep will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

    1.4  Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to conform to the substantive portions of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article 1 thereof shall be amended to read as follows: "The name of this corporation is IntelliPrep Technologies, Incorporated" Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by law.

    1.5  Bylaws of the Surviving Corporation.  At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by law.

    1.6  Directors and Officers.  At the Effective Time, the directors and officers of IntelliPrep shall resign and the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of Merger Sub shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    1.7  Conversion of Shares.

      1.7.1  Exchange Ratio.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

        (a)  Treasury Shares.  All shares of any class of capital stock of IntelliPrep held by IntelliPrep as treasury shares shall be canceled.

        (b)  Conversion of Common Shares Outstanding.  Each issued and outstanding share of common stock, par value $.001 per share, of IntelliPrep ("IntelliPrep Common Stock") shall be converted into the right to receive from Click2learn shares of Click2learn common stock, $.01 par value per share (''Click2learn Common Stock"), with the exchange ratio for IntelliPrep Common Stock to be determined by allocating 1,812,497 shares of Click2learn Common Stock to the holders of IntelliPrep Common Stock, assuming the exercise of all outstanding Warrants (as defined in Section 2.3(c) below) and other rights to purchase IntelliPrep Common Stock, whether vested or unvested and regardless of any restrictions on conversion or exercise, but excluding the impact of any Options (as defined in Section 1.7.1(f) below) and thereby deriving an exchange ratio for each share of IntelliPrep Common Stock (the "Exchange Ratio"); provided, however that any Warrant that terminates by its terms in connection with the Merger shall not be included in determining the Exchange Ratio except to the extent that such Warrant has actually been exercised. The shares of Click2learn Common Stock so issued shall be referred to herein as the "Merger Consideration." The number of shares of Click2learn Common Stock to be issued to each stockholder of IntelliPrep under this Section 1.7.1(b) shall be calculated by aggregating all shares of IntelliPrep Common Stock held by each such stockholder, so that such number of shares of Click2learn Common Stock to be issued shall be equal to the number of shares of IntelliPrep Common Stock held by such stockholder multiplied by the Exchange Ratio, with fractional shares of Click2learn Common Stock being rounded to the nearest whole number pursuant to Section 1.7.3.

        (c)  Escrow Arrangements.

          (i)  Notwithstanding the foregoing, subject to effectiveness of the Merger, 181,250 shares of Click2learn Common Stock, as adjusted to take into account the rounding of fractional shares pursuant to Section 1.7.1(c)(iii) (the "Indemnification Escrow Shares") shall be deposited in escrow with Mellon Investor Services LLC (the "Escrow Agent") to satisfy any indemnification obligations under Article 8, to be held and administered in accordance with an Indemnification Escrow Agreement substantially in the form of Exhibit 1.7.1(c)(i) (the "Indemnification Escrow Agreement"), such Indemnification Escrow Shares to be withheld and deducted, pro rata as provided in Section 8.5(d), from the shares of Click2learn Common Stock otherwise issuable to each stockholder of IntelliPrep Common Stock at the Effective Time.

          (ii) In addition to the escrow arrangement established pursuant to Section 1.7.1(c)(i), and subject to effectiveness of the Merger, 10% of the shares of

      Click2learn Common Stock, as adjusted to take into account the rounding of fractional shares pursuant to Section 1.7.1(c)(iii) that are issuable as a result of the Merger (i) to the Principals and (ii) upon conversion of shares issued in connection with the investment in Intelliprep made on April 17, 2001 (the "Special Liability Escrow Shares") shall be deposited in escrow with the Escrow Agent to satisfy any indemnification obligations under Article 8 with respect to the Revenue Targets (as defined in Section 8.4 below), to be held and administered in accordance with a Special Liability Escrow Agreement substantially in the form of Exhibit 1.7.1(c)(ii) (the "Special Liability Escrow Agreement"), such Special Liability Shares to be withheld and deducted, pro rata as provided in Section 8.5(d), from the shares of Click2learn Common Stock otherwise issuable to the Principals at the Effective Time.

          (iii) All such Indemnification Escrow Shares and Special Liability Shares shall be free of any other escrow or pledge obligation. By approving the Merger at a special meeting of the stockholders or by written consent, by delivering their certificates representing shares of IntelliPrep Common Stock to the Escrow Agent in accordance with the provisions of Section 1.7.2, or by signing this Agreement (in the case of the Principals), the stockholders shall agree to be bound with respect to the indemnification obligations of the stockholders and the procedures set forth in Article 8. Fractional shares of Click2learn Common Stock shall not be deposited in escrow. In lieu thereof, each stockholder shall round such fractional share to the nearest whole number with 0.5 being rounded up and deposit into escrow such number of full shares of Click2learn Common Stock. The Indemnification Escrow Shares and the Special Liability Escrow Shares shall be held by the Escrow Agent in book entry form. Notwithstanding the escrow of the Indemnification Escrow Shares and the Special Liability Escrow Shares, cash dividends or other non-stock distributions declared and paid on such shares shall continue to be paid by Click2learn to the stockholders and all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by such stockholders. Any securities received by the Escrow Agent in respect of any Indemnification Escrow Shares and Special Liability Escrow Shares held in escrow as a result of any stock split or combination of shares of Click2learn Common Stock, payment of a stock dividend or other stock distribution in or on shares of Click2learn Common Stock or change of Click2learn Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of Click2learn, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Indemnification Escrow Shares and Special Liability Escrow Shares, as applicable. The Indemnification Escrow Shares and the Special Liability Escrow Shares shall be available to satisfy any indemnification obligations pursuant to Article 8.

        (d)  Merger Sub Shares.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

        (e)  Warrants.  Each outstanding Warrant to purchase shares of IntelliPrep Common Stock shall, unless such Warrant shall be exercised prior to consummation of, or shall terminate by its terms in connection with, the Merger, be assumed by Click2learn and shall constitute a Warrant to purchase that number of shares of Click2learn Common Stock equal to the product of the Exchange Ratio and the number of shares of IntelliPrep Common Stock subject to such Warrant, at a price per share (rounded to the nearest $0.01) equal to the aggregate exercise price for the shares of IntelliPrep Common Stock subject to such Warrant divided by the number of full shares of Click2learn Common Stock deemed to be purchasable pursuant to such Warrant; provided, however, that the number of shares of Click2learn Common Stock that may be purchased upon exercise of such Warrant shall not include any fractional shares, and, at the time of assumption of such Warrant, such fractional interest shall be rounded to the nearest whole number of shares, with 0.5 being rounded up.

        (f)  Options.  Each outstanding option to purchase shares of IntelliPrep Common Stock issued pursuant to Intelliprep's 2000 Equity Incentive Plan (the "IntelliPrep Option Plan"), whether or not vested or exercisable (the "Options"), shall, unless such Option shall be exercised prior to the consummation of, or shall terminate by its terms in connection with, the Merger, be assumed by Click2learn and shall constitute an option to acquire, on the same vesting terms, and on substantially the same other terms and conditions as were applicable under such assumed Option, that number of shares of Click2learn Common Stock equal to the product of the Exchange Ratio and the number of shares of IntelliPrep Common Stock subject to such Option, at a price per share (rounded to the nearest $0.01) equal to the aggregate exercise price for the shares of IntelliPrep Common Stock subject to such Option divided by the number of full shares of Click2learn Common Stock deemed to be purchasable pursuant to such Option; provided, however, that the number of shares of Click2learn Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares, and, at the time of such assumption upon the last exercise of such Option, such fractional interest shall be rounded to the nearest whole number of shares, with 0.5 being rounded up. Click2learn shall assume the obligations of IntelliPrep under the IntelliPrep Option Plan and shall comply with the terms of the IntelliPrep Option Plan as they apply to the Options assumed as set forth above.

        (g)  Appraisal Rights.  Holders of shares of IntelliPrep Capital Stock who have not agreed to a waiver of such rights and who complied with all the requirements for perfecting appraisal rights, as required under Delaware Law, shall be entitled to their rights under Delaware Law with respect to such shares (the "Appraisal Shares"). Notwithstanding the foregoing, if any holder of Appraisal Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the shares of Click2learn Common Stock to which such holder is then entitled under this Agreement and Delaware Law, without interest thereon and upon surrender of the certificate representing such shares. Notwithstanding any provision of this Agreement to the contrary, any Appraisal Shares held by a stockholder who has not agreed to waive such rights and who has perfected appraisal rights for such shares in accordance with Delaware Law shall not be converted into Click2learn Common Stock pursuant to this Section 1.7.1.

        (h)  Recapitalizations; Stock Splits.  If, prior to the Effective Time, Click2learn recapitalizes through a split-up of its outstanding shares of capital stock into a greater number, or a combination of its outstanding shares of capital stock into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares of capital stock into the same or a different number of shares of other classes of capital stock, or declares a dividend on its outstanding shares of capital stock payable in shares or securities convertible into shares, the number of shares of Click2learn Common Stock into which the shares of IntelliPrep Common Stock are to be converted, and the number of shares of Click2learn Common Stock issuable upon the exercise of each assumed Option, will be adjusted appropriately so as to maintain the proportionate interests of the holders of IntelliPrep Common Stock and Options and the holders of shares of capital stock of Click2learn.

      1.7.2  Exchange of Certificates.

        (a)  Exchange Procedure.  Click2learn shall mail prior to the Closing Date to each holder of record (as of the date 20 business days prior to the Closing Date) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of IntelliPrep Common Stock (and as soon as practicable to stockholders that become holders of IntelliPrep Common Stock subsequent to such record date, if any), other than shares to be canceled in accordance with Section 1.7.1(a), (i) a letter of transmittal (the "Letter of Transmittal") in the form attached hereto as Exhibit 1.7.2 and (ii) instructions for effecting the surrender of the certificates in exchange for certificates representing Click2learn Common Stock. Upon surrender of a certificate for cancellation together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by Click2learn, the holder of such certificate shall be entitled to receive in exchange therefor, by the later of (a) ten business days following the Effective Time and (b) ten business days following the surrender of such certificate, a certificate representing that number of whole shares of Click2learn Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.7.1, and the certificate so surrendered shall forthwith be canceled; provided, however, that the certificates representing the Indemnification Escrow Shares and the Special Liability Escrow Shares shall be retained by the Escrow Agent in book-entry form in accordance with the Indemnification Escrow Agreement or the Special Liability Escrow Agreement, as applicable.

        (b)  Lost Certificates.  In the event that any certificates representing shares of IntelliPrep Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder claiming such certificate to be lost, stolen or destroyed, Click2learn shall issue in exchange for such lost, stolen or destroyed certificate the shares of Click2learn Common Stock that such stockholder is entitled to receive pursuant to Section 1.7.1; provided, however, that Click2learn may, in its discretion and as a condition precedent to the issuance thereof, require such stockholder to provide Click2learn and/or its transfer agent with a reasonable and customary indemnity agreement and post a bond against any claim that may be made against Click2learn and/or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed.

        (c)  Other Exchange Terms.  The shares of Click2learn Common Stock that each stockholder of IntelliPrep shall be entitled to receive pursuant to the Merger (including the Indemnification Escrow Shares and the Special Liability Escrow Shares) shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of IntelliPrep Common Stock surrendered in exchange therefor are registered, it shall be a condition to such exchange that the person requesting such exchange pay to Click2learn any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of Click2learn that such tax has been paid or is not applicable. Notwithstanding anything to the contrary, neither Click2learn nor any other party hereto shall be liable to a holder of shares of IntelliPrep Common Stock for any Merger Consideration delivered to a public official pursuant to applicable law, including abandoned property, escheat and similar laws to the extent required under law to be so delivered.

      1.7.3  No Fractional Shares.  No certificates or scrip representing fractional shares of Click2learn Common Stock shall be issued by virtue of the Merger, and no dividend, stock split or other distribution with respect to Click2learn Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. The aggregate number of shares of Click2learn Common Stock a stockholder of IntelliPrep is entitled to receive pursuant to the Merger shall be rounded to the nearest whole number of shares, with 0.5 being rounded up.

      1.7.4  No Further Transfers.  After the Effective Time, there shall be no transfers of any shares of IntelliPrep Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of IntelliPrep Common Stock are presented to the Surviving Corporation, they shall be forwarded to Click2learn and shall be canceled and exchanged in accordance with this Section 1.7.

    1.8  Principal Representative.  By approving the Merger at a special meeting of stockholders or by written consent of the stockholders (or by virtue of his, her or its signature to this Agreement), each stockholder of IntelliPrep shall have irrevocably authorized and appointed Sudheer Koneru (the "Principal Representative"), with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead as contemplated by Article 8 and to execute in the name and on behalf of such stockholder the Indemnification Escrow Agreement, the Special Liability Escrow Agreement and any other agreement, certificate, instrument or document to be delivered by the stockholders in connection with the Indemnification Escrow Agreement and the Special Liability Escrow Agreement, as applicable. In the event Sudheer Koneru should resign, die or otherwise become unable to act as the Principal Representative, then Srinivasan Chandrasekar shall become the successor Principal Representative with the same powers and duties as the former. The Principal Representative shall not have any liability to the former IntelliPrep stockholders under this Agreement, the Indemnification Escrow Agreement, or the Special Liability Escrow Agreement for or in respect of any action taken, suffered or omitted to be taken in good faith by him hereunder or thereunder.

2.  REPRESENTATIONS AND WARRANTIES OF INTELLIPREP

    Except as is otherwise set forth in Schedules (with appropriate Section references) to the IntelliPrep Disclosure Memorandum attached as Exhibit 2 (the "IntelliPrep Disclosure Memorandum"), and in order to induce Click2learn and Merger Sub to enter into and perform this Agreement, the Indemnification Escrow Agreement, and the Special Liability Escrow Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the "Operative Documents"), IntelliPrep and the Principals jointly and severally represent and warrant to Click2learn and Merger Sub as of the date of this Agreement and as of the Closing as follows in this Article 2.

    2.1  Organization.  IntelliPrep is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IntelliPrep has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as currently proposed to be conducted. IntelliPrep is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of Intelliprep's properties occupied, owned or held under lease or the nature of business conducted by IntelliPrep makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have an IntelliPrep Material Adverse Effect. For purposes of this Agreement, the term "IntelliPrep Material Adverse Effect" shall mean any adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of IntelliPrep taken as a whole; provided, however that an IntelliPrep Material Adverse Effect shall not include any change, circumstance, event or effect that relates to or results from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement, a general change in economic conditions or changes that affect Intelliprep's industry generally.

    2.2  Enforceability.  IntelliPrep has full corporate power and authority, and each of the Principals has full power or capacity (as the case may be) to execute, deliver and make the representations, warranties and covenants and perform its or his obligations under this Agreement and each of the other Operative Documents to which IntelliPrep or any of the Principals is a party and each of the certificates, instruments and documents executed or delivered by IntelliPrep or any of the Principals pursuant to the terms of this Agreement. All corporate action on the part of IntelliPrep and its officers, Board of Directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which IntelliPrep is a party, the consummation of the Merger, and the performance of all Intelliprep's obligations under this Agreement and the other Operative Documents to which IntelliPrep is a party has been taken or will be taken as of or prior to the Effective Time. This Agreement has been, and each of the other Operative Documents to which IntelliPrep is a party at the Closing will have been, duly executed and delivered by Intelliprep, and this Agreement is, and each of the other Operative Documents to which IntelliPrep is a party will be at the Closing, a legal, valid and binding obligation of Intelliprep, enforceable against IntelliPrep in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

    2.3  Capitalization.

      (a) The authorized capital stock of IntelliPrep consists of 20,000,000 shares of IntelliPrep Common Stock and 5,000,000 shares of IntelliPrep preferred stock.

      (b) As of the date of this Agreement, the issued and outstanding capital stock of IntelliPrep consists solely of 11,111,163 shares of IntelliPrep Common Stock which are and as of the Closing will be held of record and, to the knowledge of IntelliPrep and the Principals, beneficially by the stockholders of IntelliPrep as set forth on Schedule 2.3(b) to the IntelliPrep Disclosure Memorandum. Each Principal owns beneficially and of record the IntelliPrep Common Stock set forth on Schedule 2.3(b) to the IntelliPrep Disclosure Memorandum, free and clear of any Encumbrance (as defined in Section 2.9(d) below). Such outstanding shares are, and immediately prior to the Closing will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. To the knowledge of IntelliPrep and the Principals, no Person (as defined in Section 2.5) other than the stockholders of IntelliPrep holds any interest in any of the outstanding shares. True and correct copies of the stock records of Intelliprep, showing all issuances and transfers of shares of capital stock of IntelliPrep since inception, have been provided to Click2learn or its counsel.

      (c) As of the date of this Agreement, other than (i) Options to purchase up to 1,787,000 shares of IntelliPrep Common Stock that have been granted under the IntelliPrep Option Plan and (ii) warrants to purchase up to 69,750 shares of IntelliPrep Common Stock (the "Warrants"), there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from IntelliPrep or any stockholder of any shares of IntelliPrep Common Stock or any shares of preferred stock, $.001 par value, of IntelliPrep (together with the IntelliPrep Common Stock, the "IntelliPrep Capital Stock") or any securities convertible into or exchangeable for shares of IntelliPrep Capital Stock ("Stock Purchase Rights"). Set forth on Schedule 2.3(c) to the IntelliPrep Disclosure Memorandum is a spreadsheet accurately reflecting the number of such Options and Warrants outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof and, in each case, the identities of the holders and an indication of their relationships to IntelliPrep (if any exist other than a security holder). IntelliPrep has delivered to Click2learn true and correct copies of the IntelliPrep Option Plan, all stock option agreements and exercise documentation relating to Options granted thereunder, all Warrants and exercise documentation relating thereto, and all Stock Purchase Right agreements and documentation. There are no Options, Warrants or other Stock Purchase Rights that have been offered in connection with any employee or consulting agreement but that, as of the date hereof, have not been issued or granted.

      (d) IntelliPrep is not a party or subject to any agreement or understanding and, to the knowledge of IntelliPrep and the Principals, there is no agreement or understanding between any Persons (as defined in Section 2.5 below) that affects or relates to the voting or giving of written consents with respect to any securities of IntelliPrep or the voting by any director of Intelliprep. IntelliPrep is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

      (e) No Stock Purchase Rights, rights of refusal, co-sale rights or registration rights have been granted by IntelliPrep with respect to IntelliPrep Capital Stock.

      (f)  All Options, Warrants and shares of IntelliPrep Capital Stock have been granted or issued at fair market value, and the exercise or conversion price for all Options and Warrants granted or issued reflect the fair market value of the underlying IntelliPrep Common Stock as determined by Intelliprep's Board of Directors at the date of grant or issuance.

      (g) All Options to be assumed by Click2learn have been granted pursuant to the exemption from registration provided for by Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act.

    2.4  Subsidiaries and Affiliates.  IntelliPrep does not own or control, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. IntelliPrep does not own, directly or indirectly, any ownership, equity, or voting interest in, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

    2.5  No Approvals; No Conflicts.  The execution, delivery and performance by IntelliPrep and the Principals of this Agreement and the other Operative Documents to which IntelliPrep or any of the Principals is a party and the consummation of the transactions contemplated hereby and thereby, the effectiveness of the Merger and the performance by IntelliPrep or the Principals of their obligations pursuant to this Agreement and the other Operative Documents to which any of them is a party, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to IntelliPrep or the Principals, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except for (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Delaware Secretary of State, and (iii) the approval by the stockholders of IntelliPrep of the transactions contemplated hereby, as provided under Delaware Law and the Certificate of Incorporation and Bylaws of Intelliprep, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which IntelliPrep or any Principal is a party or by which IntelliPrep or any Principal is bound or to which any assets of IntelliPrep are subject, (d) result in the creation of any Encumbrance upon any material assets of IntelliPrep or the IntelliPrep Common Stock held by the Principals or, to the knowledge of IntelliPrep and the Principals, upon any other outstanding shares or other securities of Intelliprep, (e) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws of Intelliprep, or (f) invalidate or adversely affect any permit, license or authorization currently material to the conduct of the business of Intelliprep.

    2.6  Financial Statements.

      (a) IntelliPrep has delivered to Click2learn (a) an unaudited balance sheet, statement of income and expense, statement of cash flow and statement of stockholders' equity of IntelliPrep as of or for the fiscal year ended December 31, 2000 and (b) an unaudited balance sheet, statement of income and expense, statement of cash flow and statement of stockholders' equity of IntelliPrep as of and for the three-month period ended March 31, 2001 (the "Balance Sheet Date"). All the foregoing financial statements are herein referred to as the "Financial Statements" and are attached hereto as Schedule 2.6(a) to the IntelliPrep Disclosure Memorandum. The balance sheet of IntelliPrep as of March 31, 2001 is herein referred to as the "IntelliPrep Balance Sheet." The Financial Statements have been prepared on a basis consistent with prior accounting periods, are true and correct in all material respects and present fairly the financial position, results of operations and changes in financial position of IntelliPrep as of the dates and for the periods indicated. IntelliPrep has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the IntelliPrep Balance Sheet, except (i) liabilities or obligations incurred since the IntelliPrep Balance Sheet Date in the ordinary course of business and consistent with past practice that are not in excess of $20,000 in the aggregate or $10,000 individually and (ii) liabilities and obligations expressly disclosed in this Agreement and in Schedule 2.6(a) to the IntelliPrep Disclosure Memorandum.

      (b) Schedule 2.6(b) to the IntelliPrep Disclosure Memorandum sets forth all promissory notes, loans, lines of credits or similar obligations pursuant to which IntelliPrep is an obligor, together with all the amounts owed by IntelliPrep under such obligations as of the Balance Sheet date and all liabilities under equipment leases of Intelliprep. Schedule 2.6 also sets forth all indebtedness or other amounts owed by stockholders to Intelliprep, as of the date hereof. IntelliPrep is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. IntelliPrep has not capitalized software development costs.

    2.7  Absence of Certain Changes or Events.  Except for transactions specifically contemplated in this Agreement, since the IntelliPrep Balance Sheet Date, neither IntelliPrep nor any of its officers or directors in their representative capacities on behalf of IntelliPrep have:

      (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

      (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any stockholder, officer, director, employee or affiliate of Intelliprep);

      (c) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant;

      (d) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) in excess of $10,000 individually or in excess of $20,000 in the aggregate, except liabilities and obligations that are incurred in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

      (e) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the IntelliPrep Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the IntelliPrep Balance Sheet Date, or prepaid any obligation having a fixed maturity of more than 90 days from the date hereof;

      (f)  permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except in the ordinary course of business and consistent with past practice;

      (g) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible);

      (h) disposed of or permitted to lapse any rights to the use of any material trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any material trade secret, formula, process or know-how not theretofore a matter of public knowledge;

      (i)  made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $20,000 for additions to property, plant, equipment or intangible capital assets;

      (j)  made any material change in accounting methods or practices or internal control procedure;

      (k) issued any capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Intelliprep, or otherwise permitted the withdrawal by any of the holders of IntelliPrep Capital Stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

      (l)  paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to any of Intelliprep's stockholders, officers, directors or employees or any affiliate of any of Intelliprep's stockholders, officers, directors or employees, except compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended and except for advances for travel and other business-related expenses;

      (m) agreed, whether in writing or otherwise, to take any action described in this Section 2.7; or

      (n) suffered any change having or reasonably likely to have an IntelliPrep Material Adverse Effect.

    2.8  Taxes.

      (a) (i) All Tax Returns (as defined below)of IntelliPrep which are due have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete in all respects; (ii) all Taxes (as defined below) of IntelliPrep due from any period for which any Tax Return described in Section 2.8(a)(i) has been filed have been fully and timely paid; (iii) no extensions or waivers of statutes of limitation have been given or requested with respect to any Tax Returns of IntelliPrep with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where IntelliPrep does not file Tax Returns has made a claim, assertion or threat in writing to IntelliPrep that IntelliPrep is or may be subject to taxation by such jurisdiction; (v) IntelliPrep has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; and no amounts would be required to be withheld with respect to the lapse of restrictions on IntelliPrep Capital Stock; (vi) there are no liens with respect to Taxes on any of Intelliprep's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to IntelliPrep that could affect the liability for Taxes or the amount of taxable income of IntelliPrep for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of IntelliPrep made by the IRS in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

      (b) Neither IntelliPrep nor any other Person authorized by IntelliPrep (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Intelliprep; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by IntelliPrep or has notice that a governmental authority has proposed any such adjustment or change in accounting method.

      (c) There is no dispute or claim concerning any Tax liability of IntelliPrep either (i) claimed or raised by any authority in writing to IntelliPrep or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of IntelliPrep have knowledge based on contact or correspondence with any agent of such authority. None of the Tax Returns of IntelliPrep contain a disclosure under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). No Tax Returns of IntelliPrep or of any predecessor have been audited or currently are the subject of audit. IntelliPrep has delivered to Click2learn correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Intelliprep.

      (d) IntelliPrep has not made any payment, is not obligated to make any payment and is not a party to (or participating employer in) any agreement or Employee Benefit Plan that obligates it to make any payment as a result of the consummation of the Merger that would constitute an "excess parachute payment" as defined in Section 280G of the Code (or any similar provision of state, local or foreign law).

      (e) IntelliPrep has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (f)  IntelliPrep is not a party to any Tax indemnity, Tax allocation, Tax sharing or similar agreement. IntelliPrep (i) has not been a member of a Tax Group (as defined below) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law).

      (g) There has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to IntelliPrep during or after any taxable period in which IntelliPrep incurred a net operating loss except as a result of consummation of the Merger.

      (h) IntelliPrep has not designated any Options as incentive stock options under Section 421 of the Code.

      (i)  IntelliPrep has no liability for the personal holding company tax under Section 541 of the Code.

      (j)  IntelliPrep has not been a party to a distribution to which Section 355(d) or (e) of the Code applies.

      (k) IntelliPrep does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and IntelliPrep has not derived any income from, any state, local or foreign jurisdiction other than those for which Tax Returns have been duly filed by Intelliprep.

      (l)  IntelliPrep has never had in effect an election under Section 1362(a) of the Code to be treated as an S corporation within the meaning of Section 1361(a) of the Code.

    As used in this Agreement, the following terms shall have the following meanings:

    "Taxes" means (i) all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value- added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; (ii) any liability for the payment of the amounts described in clause (i) whether as a result of transferee liability, of being or ceasing to be a member of a consolidated, affiliated, combined, unitary or other similar group for any period (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any comparable provision of foreign, state or local law) or otherwise through operation of law; and (iii) any liability for the payment of the amount described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person, including any liability for taxes of a predecessor entity; and "Tax" means any of the foregoing Taxes.

    "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which IntelliPrep is now or was formerly a member.

    "Tax Returns" means any return, declaration, report, claim or refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    2.9  Property.

      (a) IntelliPrep owns no real property other than the leasehold interests described on Schedule 2.9(a) to the IntelliPrep Disclosure Memorandum, which contains a complete and accurate list of all real property owned, leased or currently being used by IntelliPrep (the "Real Property"). IntelliPrep has delivered to Click2learn or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

      (b) Schedule 2.9(b) to the IntelliPrep Disclosure Memorandum contains a complete and accurate list of each item of personal property having a current value in excess of $5,000 that is owned, leased, rented or used by IntelliPrep (the "Personal Property"); provided that such list need not describe the IntelliPrep Technology, the Third Party Technologies, the Marks and the IP Rights (as defined in Sections 2.14.2 through 2.14.5, respectively and collectively referred to as the "IntelliPrep Intellectual Property"), listed on Schedules 2.16.2, 2.16.3, 2.16.4 and 2.16.5 to the IntelliPrep Disclosure Memorandum. IntelliPrep has delivered to Click2learn true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

      (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual current value of less than $5,000 and the IntelliPrep Intellectual Property) reflected in the IntelliPrep Balance Sheet (except for such properties or assets sold since the IntelliPrep Balance Sheet Date in the ordinary course of business and consistent with past practice) and all the properties and assets purchased by IntelliPrep since the IntelliPrep Balance Sheet Date (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000 and the IntelliPrep Intellectual Property). The Real Property and the Personal Property include all material property used in the business of Intelliprep, other than the IntelliPrep Intellectual Property. Intelliprep's Personal Property is of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and, to Intelliprep's knowledge, comply in all material respects with applicable safety and other laws and regulations.

      (d) Intelliprep's leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind (each, an "Encumbrance"), except for Encumbrances related to Taxes not yet due and payable. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against IntelliPrep and IntelliPrep has performed in all material respects all obligations imposed on it thereunder, and neither IntelliPrep nor, to Intelliprep's knowledge, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default thereunder by IntelliPrep or, to Intelliprep's knowledge, by any other party. IntelliPrep has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

      (e) The Personal Property (other than the IntelliPrep Intellectual Property) is free and clear of all Encumbrances (except as reflected in the Financial Statements, except for Encumbrances created by the lessors thereof and except for Encumbrances related to Taxes not yet due and payable by Intelliprep), and, other than leased or licensed Personal Property that is so noted on the list supplied pursuant to Section 2.9(b), IntelliPrep owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property (other than the IntelliPrep Intellectual Property) is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, IntelliPrep has performed in all material respects all material obligations imposed on it thereunder, and neither IntelliPrep nor, to Intelliprep's and each Principal's knowledge, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default by IntelliPrep or, to Intelliprep's and each Principal's knowledge, any other party thereunder. IntelliPrep has not granted any lease, sublease, tenancy or license of any portion of the Personal Property (other than the IntelliPrep Intellectual Property), except in the ordinary course of business.

    2.10  Contracts.

      2.10.1  Material Contracts.  Schedule 2.10.1 to the IntelliPrep Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on Schedule 2.16.5 to the IntelliPrep Disclosure Memorandum) of all contracts, agreements and understandings, oral or written, to which IntelliPrep currently is a party or by which IntelliPrep is currently bound providing for potential payments by or to IntelliPrep in excess of $10,000, including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money. All contracts set forth on Schedule 2.10.1 are valid, binding and enforceable in accordance with their terms against IntelliPrep and, to Intelliprep's and each Principal's knowledge, each other party thereto, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities, and are in full force and effect, IntelliPrep has performed in all material respects all obligations imposed on it thereunder, and neither IntelliPrep nor, to Intelliprep's and each Principal's knowledge, any other party thereto is in default thereunder, nor to Intelliprep's and each Principal's knowledge is there any event that with notice or lapse of time, or both, would constitute a material default by IntelliPrep or, to Intelliprep's and each Principal's knowledge, any other party thereunder. True and complete copies of each such written contract (or written summaries of the terms of any such oral contract) have been delivered to Click2learn by Intelliprep. IntelliPrep has no:

        (a) contracts with directors, officers, stockholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by

    IntelliPrep within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of Intelliprep;

        (b) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations;

        (c) noncompetition agreement or other arrangement that would prevent IntelliPrep from carrying on its business anywhere in the world;

        (d) notice that any party to a contract listed on Schedule 2.10.1 intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

        (e) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

        (f)  product distribution agreement, development agreement or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Click2learn, or standard licenses purchased by IntelliPrep for off-the-shelf software);

        (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

        (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; and

        (i)  agreements or commitments to provide indemnification.

      2.10.2  Required Consents.  The execution and delivery of this Agreement and the performance of the obligations of IntelliPrep hereunder will not constitute a default under any Material Contract and do not require the consent of any other party to any Material Contract, except for those consents listed on Schedule 2.10.2 to the IntelliPrep Disclosure Memorandum, all of which will be obtained on or prior to the Closing.

    2.11  Customers and Suppliers.

      2.11.1  General.  Schedule 2.11.1 to the IntelliPrep Disclosure Memorandum sets forth a complete and accurate list of the customers of IntelliPrep during the fiscal year last ended and the period ended March 31, 2001, showing the approximate total revenues from each such customer during the fiscal year last ended and the period ended March 31, 2001. IntelliPrep has not received any notice from its customers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customers named on such Schedule 2.11.1.

      2.11.2  Customer Data Owned by Intelliprep.  Schedule 2.11.2 to the IntelliPrep Disclosure Memorandum sets forth a complete list of Customer Data (as defined below) owned by Intelliprep. For purposes of this Agreement, "Customer Data" means each IntelliPrep Customer name, address, contact information (including e-mail addresses and telephone numbers), passwords, billing information, and order history. IntelliPrep owns all rights, title and interest in the Customer Data in Schedule 2.11.2 free and clear of any restrictions on its use. All Customer Data listed in this Schedule 2.11.2 was collected, used and stored in accordance with all applicable IntelliPrep agreements and policies and can be transferred to Click2learn without any breach, default or violation of any agreements or policies.

    2.12  Orders; Commitments; Warranties and Returns.  Schedule 2.12 to the IntelliPrep Disclosure Memorandum contains an accurate summary as of March 31, 2001 of Intelliprep's total backlog of customer orders (including all accepted and unfulfilled service, support, maintenance and training obligations and research agreements) and the aggregate of all outstanding purchase orders issued by IntelliPrep (which aggregate includes all material contracts or commitments for the purchase by IntelliPrep of materials or other supplies). All such sale and purchase commitments were made in the ordinary course of business. Except as set forth in contracts listed on Schedule 2.10.1, IntelliPrep has not made any express warranties in connection with the sale of its products and services. There have been no claims against IntelliPrep for warranty costs (individually or in the aggregate) with respect to its products and services and there are no outstanding or threatened claims for any such warranty costs. As used above, the term "warranty costs" shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

    2.13  Claims and Legal Proceedings.  There are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to Intelliprep's or each Principal's knowledge, threatened against IntelliPrep before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To Intelliprep's and each Principal's knowledge, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person that could reasonably be expected to have an IntelliPrep Material Adverse Effect. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which IntelliPrep is a party. IntelliPrep has not been subject to any material disputes that have been settled or resolved by litigation or arbitration since Intelliprep's inception. None of the Principals has any claims against Intelliprep.

    2.14  Labor and Employment Matters.  There are no material labor disputes, employee grievances or disciplinary actions pending or, to Intelliprep's and each Principal's knowledge, threatened against or involving IntelliPrep or any of its present or former employees. IntelliPrep has complied with all provisions of law applicable to it relating to employment and employment practices, terms and conditions of employment, wages and hours. IntelliPrep is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to Intelliprep's and each Principal's knowledge, threatened against or affecting Intelliprep, and IntelliPrep has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on Intelliprep. Neither IntelliPrep nor the Principals have any knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Intelliprep. Each employee, officer and consultant of IntelliPrep has executed a nondisclosure agreement in the form provided to Click2learn. To Intelliprep's and each Principal's knowledge, no employee (or person performing similar functions) of IntelliPrep is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with IntelliPrep or any other party. Schedule 2.14 to the IntelliPrep Disclosure Memorandum lists (a) the names and current compensation amounts of all directors, officers and employees of Intelliprep; (b) all group insurance programs in effect for employees of Intelliprep; and (c) the names and current compensation packages of all independent contractors and consultants of Intelliprep. IntelliPrep will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger. All employees of IntelliPrep are employed on an "at will" basis, and are eligible to work and are lawfully employed in the United States.

    2.15  Employee Benefit Plans.

      2.15.1  Employee Benefit Plan Listing.  Schedule 2.15.1 to the IntelliPrep Disclosure Memorandum contains a complete and accurate list and description of all Employee Benefit Plans (as defined below). IntelliPrep does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional employee benefit plan, fund, policy, program, contract, arrangement or payroll practice, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by IntelliPrep or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit IntelliPrep to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty or material expense.

      2.15.2  Documents Provided.  IntelliPrep has delivered to Click2learn, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information: (a) copies of all annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) copies of the summary plan descriptions, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (c) copies of all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, but not limited to, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (d) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (e) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in a material liability to IntelliPrep since the date of the most recently completed and filed annual report; (f) all material correspondence to or from any government entity or agency relating to such Employee Benefit Plan; (g) all COBRA and HIPAA forms and notices currently in use; and (h) all coverage and nondiscrimination tests performed with respect to such Employee Benefit Plan.

      2.15.3  Compliance.  With respect to each Employee Benefit Plan, (a) such Employee Benefit Plan is, and at all times since its inception has been, maintained, administered operated and funded in all respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA (as defined below) and the Code; (b) Intelliprep, each fiduciary of such Employee Benefit Plan and all other Persons have, at all times, properly performed all obligations, whether arising by operation of law or by contract, required to be performed by any of them in connection with such Employee Benefit Plan; (c) all reports, Tax Returns, information returns and other information relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately, timely and properly filed; (d) all notices, statements, reports and other disclosure required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately, timely and properly disclosed or provided; (e) neither IntelliPrep nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; and (f) no transaction or event has occurred or is threatened or about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a nonexempt prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code; and (g) no transaction, event or omission has occurred or failed to occur, or is reasonably expected by IntelliPrep or any Principal to occur or to fail to occur (including, without limitation, any of the transactions contemplated in or by the Agreement or any of the other Operative Documents) that could subject IntelliPrep or any other Person, directly or indirectly, to a tax, fine, penalty or related charge under any law, statute, order, rule or regulation, including, without limitation, Chapter 43 of Subtitle D of the Code and Sections 502(c), 502(i), 502(l) and 4071 of ERISA.

      2.15.4  Qualification.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code, and each such Employee Benefit Plan is the subject of an unrevoked favorable determination letter from the IRS to that effect. Nothing has occurred since the most recent favorable determination letter issued with respect to each such Employee Benefit Plan, and no circumstances exist or are reasonably expected by IntelliPrep or any Principal to occur, that could adversely affect the qualification or exemption of such Employee Benefit Plan or its related trust.

      2.15.5  Contributions and Premium Payments.  All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been fully reserved for, and specifically identified in, the Financial Statements.

      2.15.6  Related Employers.  IntelliPrep is not, and has never been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (c) an affiliated service group, within the meaning of Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

      2.15.7  Multiemployer and Title IV Plans.  IntelliPrep does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code or any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

      2.15.8  Post-Termination Benefits.  Neither IntelliPrep nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of Intelliprep, other than (a) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, (b) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (c) deferred compensation that is accrued as a current liability on the Financial Statements.

      2.15.9  Suits, Claims and Investigations.  There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of IntelliPrep or any Principal, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL (as defined below) or any other governmental entity or agency, and, to the knowledge of IntelliPrep and each of the Principals, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

      2.15.10  Payments Resulting From Transactions.  Neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the transactions contemplated in (or by) this Agreement or any of the other Operative Documents will, either alone or in connection with any other action or event, (a) entitle any individual to severance pay, unemployment compensation or any other payment from IntelliPrep or any Employee Benefit Plan, (b) otherwise increase the amount of compensation due to any individual, (c) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (d) require IntelliPrep to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

      2.15.11  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

      (a) "DOL" means the United States Department of Labor.

      (b) "Employee Benefit Plan" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, or funded or unfunded, (i) sponsored, maintained or contributed to by IntelliPrep or to which IntelliPrep is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of IntelliPrep (or any dependent or beneficiary of any such individual), or (iii) with respect to which IntelliPrep has (or could have) any obligation or liability.

      (c) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    2.16  Intellectual Property.

      2.16.1  General.  IntelliPrep owns or is licensed and has all rights in and to the following as required to conduct its business as now conducted and as currently proposed to be conducted in any written materials furnished by IntelliPrep to Click2learn: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or since Intelliprep's inception have been, or currently are proposed to be, developed, produced, used, marketed or sold by IntelliPrep (collectively, the "Technology-Related Assets"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

      2.16.2  IntelliPrep Technology.  Schedule 2.16.2 to the IntelliPrep Disclosure Memorandum sets forth a list of all products and tools developed, produced, used, marketed or sold by IntelliPrep since Intelliprep's inception, together with all prior versions, predecessors or precursors to such products or tools (collectively, the "Products"), except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Click2learn, or standard licenses purchased by IntelliPrep for off-the-shelf software. Except for the Third Party Technologies (as defined below), IntelliPrep owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all Encumbrances: (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b), and (c) above. The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "IntelliPrep Technology."

      2.16.3  Third Party Technology.  Schedule 2.16.3 to the IntelliPrep Disclosure Memorandum sets forth a list of all Technology used in Intelliprep's business for which IntelliPrep does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which IntelliPrep has the right to use (in the manner used by Intelliprep, or intended or necessary for use with IntelliPrep Technology) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. IntelliPrep has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) (a) all Third Party Technology that is incorporated in or used in the development or production of IntelliPrep Technology and (b) all other Third Party Technology necessary for the conduct of Intelliprep's business as now conducted and as currently proposed to be conducted in any written materials furnished by IntelliPrep to Click2learn. All Third Party Licenses are valid, binding and in full force and effect; IntelliPrep and, to Intelliprep's and each Principal's knowledge, each other party thereto have performed in all material respects their obligations thereunder; and neither IntelliPrep nor, to Intelliprep's and each Principal's knowledge, any other party thereto is in default thereunder, nor to Intelliprep's and each Principal's knowledge has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of IntelliPrep or, to Intelliprep's and each Principal's knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. IntelliPrep has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

      2.16.4  Trademarks.  Schedule 2.16.4 to the IntelliPrep Disclosure Memorandum sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by IntelliPrep in its business (the "Marks"). IntelliPrep has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in Intelliprep's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

      2.16.5  Intellectual Property Rights.  Schedule 2.16.5 to the IntelliPrep Disclosure Memorandum sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with IntelliPrep Technology and the Marks. IntelliPrep owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in IntelliPrep Technology and the Marks (collectively, the "IP Rights").

      2.16.6  Maintenance of Rights.  IntelliPrep has not conducted its business, and has not used or enforced (or, to its knowledge, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and IntelliPrep has not taken (or, to its knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have an IntelliPrep Material Adverse Effect. Except for customer license agreements entered in the ordinary course of business and identified on Schedule 2.10.1, IntelliPrep has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the best of Intelliprep's and each Principal's knowledge, except pursuant to reasonably prudent safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights and (b) IntelliPrep is not under any contractual or other obligation to disclose to any third party any IntelliPrep Technology.

      2.16.7  Third Party Claims.  IntelliPrep has not received any notice or claim (whether written, oral or otherwise) challenging Intelliprep's ownership or rights in IntelliPrep Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto. All the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and IntelliPrep has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights. To Intelliprep's and each Principal's knowledge, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of IntelliPrep Technology.

      2.16.8  Infringement by Intelliprep.  The use of any of the Technology in Intelliprep's business does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto. The use of any of the Marks and other IP Rights in Intelliprep's business does not and will not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto. IntelliPrep has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by Intelliprep, the Technology or the Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto.

      2.16.9  Confidentiality.  IntelliPrep has not disclosed any source code or other confidential information regarding the IntelliPrep Technology to any person or entity other than an employee of IntelliPrep who is under a written nondisclosure agreement (true and correct copies of the form of which has been provided to Click2learn by Intelliprep). IntelliPrep has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the IntelliPrep Technology. IntelliPrep is under no contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the IntelliPrep Technology and IntelliPrep has not deposited any source code relating to the IntelliPrep Technology into any source code escrows or similar arrangements.

      2.16.10  Inventions.  IntelliPrep has provided Click2learn with true and complete copies of all invention, confidentiality, noncompetition and similar agreements entered into between IntelliPrep and any current or former employees, independent contractors or consultants of IntelliPrep who have performed any services related to or in connection with any of the IntelliPrep Technology or IP Rights. No such current or former employee, independent contractor or consultant of IntelliPrep is in violation of any such agreement, and IntelliPrep will use its best efforts to prevent any such violation. All the IntelliPrep Technology and IP Rights were created by employees of IntelliPrep within the scope of their employment and under obligation to assign inventions to IntelliPrep or by independent contractors under written obligation to assign all rights in the same to Intelliprep. Schedule 2.16.10 to the IntelliPrep Disclosure Memorandum sets forth a list of all independent contractors and consultants who have performed any services related to or in connection with any of the IntelliPrep Technology or IP Rights.

      2.16.11  Warranty Against Defects.  The Technology is free from known material defects and substantially conforms to the applicable specifications, documentation and samples of such Technology provided to Click2learn and does not contain any viruses. The embodiments and documentation of the IntelliPrep Technology delivered to Click2learn will fully disclose the IntelliPrep Technology as currently being used, under development or developed by Intelliprep.

      2.16.12  Domain Names.  Schedule 2.16.12 to the IntelliPrep Disclosure Memorandum sets forth a list of all Internet domain names used by IntelliPrep in its business (collectively, the "Domain Names"). IntelliPrep has, and as of the Closing the Surviving Corporation will have, a valid registration and all material rights in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct Intelliprep's business as it is currently conducted.

      2.16.13  Indemnification.  IntelliPrep has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Technology or IP Rights, or any other intellectual property or right except for customer license agreements entered in the ordinary course of business and identified on Schedule 2.10.1. IntelliPrep has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

      2.16.14  Restrictions on Intellectual Property.  To the knowledge of IntelliPrep and each of the Principals, none of Intelliprep's officers, employees, consultants, distributors, agents, representatives or advisors has entered into any agreement relating to Intelliprep's business regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than Intelliprep.

    2.17  Corporate Books and Records.  IntelliPrep has furnished to Click2learn or its representatives for their examination true and complete copies of (a) the Certificate of Incorporation and Bylaws of IntelliPrep as currently in effect, including all amendments thereto, (b) the minute books of Intelliprep, and (c) the stock transfer books of Intelliprep. Such minutes reflect all meetings of Intelliprep's stockholders, Board of Directors and any committees thereof since Intelliprep's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of IntelliPrep since its inception.

    2.18  Licenses, Permits, Authorizations, etc.  Except as identified on Schedules 2.1 and 2.5 to the IntelliPrep Disclosure Memorandum, IntelliPrep has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain of which would have an IntelliPrep Material Adverse Effect. IntelliPrep has not received any notifications of any asserted present failure by it to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or any past and unremedied failure to obtain such items.

    2.19  Compliance With Laws.  IntelliPrep is and has been in material compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters. IntelliPrep has not received any notification of any asserted present or past unremedied failure by IntelliPrep to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

    2.20  Insurance.  Schedule 2.20 to the IntelliPrep Disclosure Memorandum sets forth a true and correct list of all insurance policies maintained by IntelliPrep and includes the policy number, amount of coverage and contact information for each such policy. IntelliPrep maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in Intelliprep's industry for companies of similar size and financial condition. All insurance policies of IntelliPrep are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to IntelliPrep and of all agreements to which IntelliPrep is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. IntelliPrep has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

    2.21  Brokers or Finders.  Neither IntelliPrep nor any of the Principals has incurred, nor will incur, directly or indirectly, as a result of any action taken by or on behalf of IntelliPrep or any of the Principals, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

    2.22  Absence of Questionable Payments.  Neither IntelliPrep nor the Principals, nor to the knowledge of IntelliPrep or any Principal, any other director, officer, agent, employee or other Person acting on behalf of IntelliPrep has used any IntelliPrep funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. Neither IntelliPrep nor the Principals, nor to the knowledge of IntelliPrep or any Principal, any other current director, officer, agent, employee or other Person acting on behalf of IntelliPrep has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. IntelliPrep has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

    2.23  Bank Accounts.  Schedule 2.23 to the IntelliPrep Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which IntelliPrep maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

    2.24  Insider Interests.  No stockholder or officer or director of IntelliPrep has any interest (other than as a stockholder of Intelliprep) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of Intelliprep, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to Intelliprep, its present or prospective business or its operations. There are no agreements, understandings or proposed transactions between or among Intelliprep, its Principals, and, to the knowledge of IntelliPrep or any Principal, any of its officers, directors, stockholders, affiliates or any affiliate thereof. IntelliPrep and its officers and directors have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, stockholder, agent, independent contractor, security holder, creditor, consultant or otherwise), or other than ownership of capital stock comprising less than 1% of any publicly held company, that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which IntelliPrep is now engaged or proposes to engage; (ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of IntelliPrep or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or currently anticipated future conduct of Intelliprep's business.

    2.25  Compliance With Environmental Laws.  Neither IntelliPrep nor, to Intelliprep's knowledge, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by IntelliPrep in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. To Intelliprep's and each Principal's knowledge, there have been no releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by IntelliPrep in the operation of its business during the time such assets or properties were owned, leased, subleased or used by IntelliPrep (or, to Intelliprep's knowledge, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law.

    2.26  Information Supplied by Intelliprep.  None of the information supplied or to be supplied by IntelliPrep for inclusion in any proxy or information statement to be delivered to its stockholders in connection with any written consent by or meeting of such stockholders (collectively, "Stockholder Materials"), at the date on which such information was supplied prior to the time Intelliprep's stockholders were requested to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that IntelliPrep makes no representations or warranties regarding information furnished by or related to Click2learn or Merger Sub.

    2.27  Full Disclosure.  No information furnished by IntelliPrep or the Principals to Click2learn or its representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the IntelliPrep Disclosure Memorandum and the other Exhibits hereto) or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

3.  REPRESENTATIONS AND WARRANTIES OF CLICK2LEARN AND MERGER SUB

    In order to induce IntelliPrep to enter into and perform this Agreement and the other Operative Documents, Click2learn and Merger Sub jointly and severally represent and warrant to IntelliPrep as follows in this Article 3:

    3.1  Organization.  Click2learn is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Click2learn and Merger Sub has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the other applicable Operative Documents to which Click2learn or Merger Sub is a party, and to consummate the transactions contemplated hereby and thereby. Each of Click2learn and Merger Sub is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by Click2learn or Merger Sub, as applicable, or the nature of the business conducted by Click2learn or Merger Sub, as applicable, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of Click2learn and its subsidiaries taken as a whole (a "Click2learn Material Adverse Effect"); provided, however, that a Click2learn Material Adverse Effect shall not include any change, circumstance, event or effect that relates to or results from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement, a general change in economic conditions, the trading price in Click2learn's Common Stock or changes that affect Click2learn's industry generally. Each of Click2learn and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All the issued and outstanding shares of capital stock of Merger Sub are held of record and beneficially by Click2learn.

    3.2  Enforceability.

      (a) Click2learn and Merger Sub each have full corporate power and authority to execute, deliver and perform their obligations under this Agreement and each of the other Operative Documents to which they are a party and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement. All corporate action on the part of Click2learn and Merger Sub and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Operative Documents to which Click2learn or Merger Sub is a party, the consummation of the Merger and the performance of all their respective obligations under this Agreement and the other applicable Operative Documents to which Click2learn or Merger Sub is a party has been taken or will be taken prior to the Effective Time.

      (b) This Agreement has been, and each of the other Operative Documents to which Click2learn is a party will have been at the Closing, duly executed and delivered by Click2learn, and this Agreement is, and each of the other Operative Documents to which Click2learn is a party will be at the Closing, a legal, valid and binding obligation of Click2learn, enforceable against Click2learn in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities.

      (c) This Agreement has been, and each of the other Operative Documents to which Merger Sub is a party will have been at the Closing, duly executed and delivered by Merger Sub, and this Agreement is, and each of the other Operative Documents to which Merger Sub is a party will be at the Closing, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as to the effect, if any, of (x) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (y) rules of law governing specific performance, injunctive relief and other equitable remedies, and (z) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities.

    3.3  Securities.  The Click2learn Common Stock to be issued pursuant to this Agreement at the Effective Time has been, or will be prior to the Effective Time, duly authorized for issuance, and such Click2learn Common Stock, when issued and delivered to Intelliprep's stockholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable free and clear of all Encumbrances or assessments whatsoever other than those established pursuant to this Agreement, the Indemnification Escrow Agreement and the Special Liability Escrow Agreement.

    3.4  No Approvals or Notices Required; No Conflicts With Instruments.  The execution, delivery and performance of this Agreement and the other Operative Documents by Merger Sub and Click2learn, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law applicable to Click2learn or Merger Sub; (b) require any consent, approval or authorization of any Person, except (i) compliance with applicable securities laws and, (ii) the filing of all documents necessary to consummate the Merger with the Delaware Secretary; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Click2learn or Merger Sub is a party or by which it is bound or to which any assets of Click2learn or Merger Sub are subject; or (d) conflict with or result in a breach of or constitute a default under any provision of the Certificate of Incorporation or Bylaws of Click2learn or the Certificate of Incorporation or Bylaws of Merger Sub.

    3.5  Capitalization.

      (a) The authorized capital stock of Click2learn consists of 40,000,000 shares of Click2learn Common Stock of which 18,127,974 shares were issued and outstanding as of March 31, 2001 and 2,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. Such issued and outstanding shares of Click2learn Common Stock are validly issued, fully paid and nonassessable. As of March 31, 2001, 9,921,101 shares of Click2learn Common Stock were reserved for issuance under all stock option and stock purchase plans of Click2learn and 1,626,652 shares were reserved for issuance pursuant to outstanding warrants to purchase shares of Click2learn Common Stock issued by Click2learn.

      (b) The authorized capital stock of Merger Sub consists of 40,000,000 shares of common stock, $.001 par value per share, of which 1,000 shares are issued and outstanding as of date hereof and 5,000,000 shares of preferred stock, par value $.001 per share, none of which is issued or outstanding. Such issued and outstanding shares of Merger Sub capital stock are validly issued, fully paid and nonassessable.

    3.6  SEC Documents.  Click2learn has made available to the IntelliPrep stockholders (either in written form or by reference to the Securities and Exchange Commission's on-line EDGAR database) true and complete copies of its Annual Report on Form 10-K for the fiscal year ending December 31, 2000 and its definitive Proxy Statement relating to its Annual Meeting of Shareholders (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

    3.7  Absence of Certain Changes.  Since December 31, 2000, there has not been any change that by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a Click2learn Material Adverse Effect, except as disclosed in the SEC Documents to the date of this Agreement.

    3.8  Brokers or Finders.  Click2learn has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Click2learn, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against IntelliPrep or its stockholders.

    3.9  Full Disclosure.  No information furnished by Click2learn or Merger Sub to IntelliPrep or its representatives in connection with this Agreement or the Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

4.  CONDITIONS PRECEDENT TO OBLIGATIONS OF CLICK2LEARN AND MERGER SUB

    The obligations of Click2learn and Merger Sub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Click2learn:

    4.1  Accuracy of Representations and Warranties.  The representations and warranties of IntelliPrep contained herein (including applicable Exhibits or Schedules to the IntelliPrep Disclosure Memorandum, as updated by the compliance certificate delivered to Click2learn under Section 4.4, below (the "Compliance Certificate")) and in the other Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the other Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

    4.2  Performance of Agreements.  IntelliPrep shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

    4.3  Opinion of Counsel for Intelliprep.  Click2learn shall have received the opinion letter of Stoel Rives, LLP, counsel for Intelliprep, dated the Closing Date, substantially in the form of Exhibit 4.3.

    4.4  Compliance Certificate.  Click2learn shall have received a certificate of the President and the Chief Financial Officer of Intelliprep, dated the Closing Date, in form and substance reasonably satisfactory to Click2learn, certifying that the conditions to the obligations of Click2learn and Merger Sub in Sections 4.1, 4.2, 4.5, 4.6, 4.16 and 4.20 have been fulfilled (or setting forth each and every change, deletion or addition to the IntelliPrep Disclosure Memorandum), and that Exhibit 1.7.5 continues to be true, complete and correct as of the Closing Date or setting forth each and every change to Exhibit 1.7.5. Provided, however, that if such Compliance Certificate sets forth any changes, deletions or additions to the IntelliPrep Disclosure Memorandum, IntelliPrep will deliver such Compliance Certificate to Click2learn at least two business days prior to the Closing, and Click2learn shall have the right, in its discretion, to either (i) accept the Compliance Certificate setting forth such changes, deletions or additions, or (ii) reject the Compliance Certificate setting forth such changes, deletions or additions.

    4.5  Material Adverse Change.  Since the date of this Agreement and through the Closing, there shall not have occurred any change in the business, properties or prospects of IntelliPrep that would have an IntelliPrep Material Adverse Effect.

    4.6  Approvals and Consents.  All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, or for the continued operation of Intelliprep, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

    4.7  Proceedings and Documents; Secretary's Certificate.  All corporate and other proceedings in connection with the transactions contemplated hereby and by the other Operative Documents, and all documents and instruments incident to such transactions, shall have been provided to Click2learn's counsel. Click2learn shall have received a certificate of the Secretary of Intelliprep, in form and substance satisfactory to Click2learn, as to the authenticity and effectiveness of the actions of the Board of Directors and stockholders of IntelliPrep authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents to which IntelliPrep is a party. Copies of Intelliprep's Certificate of Incorporation, certified by the Delaware Secretary, and Bylaws, certified by the Secretary of Intelliprep, shall be attached to such certificate.

    4.8  Nonforeign Affidavit.  Click2learn shall have received from Intelliprep, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit substantially in the form of Exhibit 4.8.

    4.9  Compliance With Laws.  The consummation of the transactions contemplated by this Agreement and the other Operative Documents shall be legally permitted by all laws and regulations to which Click2learn or IntelliPrep is subject.

    4.10  Stockholder Approval.  The principal terms of this Agreement shall have been approved by Intelliprep's stockholders as required by Intelliprep's Certificate of Incorporation and applicable law. In addition, Intelliprep's stockholders shall have approved by the requisite vote any payments of cash or stock contemplated by this Agreement that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code such that (i) all such payments, sales, and purchases resulting from the transactions contemplated hereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G or that (ii) such parachute payment, upon proper vote by the IntelliPrep stockholders, was not approved by such stockholders.

    4.11  Legal Proceedings.  No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

    4.12  Indemnification Escrow Agreement and Special Liability Escrow Agreement.  The Principal Representative, on behalf of Intelliprep's stockholders, and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement and the Special Liability Escrow Agreement, as applicable.

    4.13  Employment Agreements.  Sudheer Koneru and Srinivasan Chandrasekar shall have executed employment agreements substantially in the form attached hereto as Exhibits 4.13A and 4.13B and each such agreement shall be in full force and effect on the Closing Date.

    4.14  Employment and Noncompetition Arrangements.  All employees of IntelliPrep as of the date hereof shall have executed Click2learn's standard form of Confidentiality, Noncompetition and Inventions Agreement and those Employees of the Company identified on Exhibit 4.14 as Key Employees by Click2learn shall have accepted employment with Click2learn.

    4.15  Termination of Certain Agreements.  That certain lease agreement between IntelliPrep and Hal Realty XII dated as of October 17, 2001 for office space located at 3025 112th Avenue NE, Suite 100, shall have been terminated and IntelliPrep shall have no unpaid liability with respect to such lease or the termination thereof and Click2learn shall have been provided with reasonably satisfactory evidence of the foregoing signed by the lessor under such lease.

    4.16  Exercise of Warrants.  Any and all Warrants, vested and unvested, and regardless of restrictions on exercise, shall have been exercised or shall have terminated pursuant to their terms, as the case may be.

    4.17  No Appraisal Rights Exercised.  No holders of IntelliPrep Capital Stock shall have delivered to IntelliPrep before the Effective Time timely written notice of such holder's intent to demand payment for such shares in accordance with Delaware Law, unless such holder shall have withdrawn or otherwise lost his, her or its right to such payment.

    4.18  Transmittal Letters.  All holders of IntelliPrep Capital Stock shall have executed Letters of Transmittal in the form attached hereto as Exhibit 1.7.2, addressing, among other issues, (i) the mechanics of share exchange, (ii) representations and share ownership, (iii) agreement to be bound to indemnification obligations hereunder, and (iv) agreement to be bound by the Indemnification Escrow Agreement.

    4.19  Consents to Merger.  Schedule 4.20 lists certain agreements, leases, notes or other documents identified on the IntelliPrep Disclosure Memorandum that treat the Merger as an assignment or otherwise by their terms require consent. Unless otherwise set forth in Schedule 4.19, IntelliPrep shall have received and shall have delivered to Click2learn or its counsel written consents to the Merger from each of the parties (other than Intelliprep) to such agreements, leases, notes or other documents, which consents shall be reasonably satisfactory in all respects to Click2learn.

    4.20  Repayment of Indebtedness, Releases of Liens.  Prior to the Effective Time, IntelliPrep shall retire all notes, bonds or other debt and pay all amounts owing under any loans or other lending agreements or arrangements, and shall obtain the release of any and all Encumbrances with respect to any of Intelliprep's assets. Any note wherein the holder has the option to convert such note into shares of IntelliPrep Capital Stock shall be so converted (and not retired for cash) prior to the Effective Time.

    4.21  Investment in Intelliprep.  Prior to the Effective Time, one or more of the Principals shall have completed the purchase in a private placement pursuant to Rule 506 of the Securities Act of 1933, as amended (the "Act") from IntelliPrep of a number of shares of IntelliPrep Common Stock with an aggregate purchase price of at least $500,000, which funds shall have been delivered to IntelliPrep prior to Closing.

    4.22  Stock Options.

      4.22.1  Issuance of Additional Options.  Prior to the Effective Time, IntelliPrep may issue additional Options; provided, however, that the issuance of such Options shall in no way obligate

  Click2learn to assume any Options that cause the number of shares of Click2learn Common Stock issuable upon the exercise of all Options assumed by Click2learn pursuant to Section 1.7.1(f) to exceed 450,000 shares.

      4.22.2  Repricing of Options.  Prior to the Effective Time, IntelliPrep may reprice the Options, provided, however, that (i) after any such repricing, the product of the Option exercise price multiplied by the Exchange Ratio shall not be lower than the average of the closing price of the Click2learn Common Stock for the ten trading days prior to the Effective Date and (ii) no Option shall be repriced if the Option holder has not waived any rights arising out of the Merger to accelerate the vesting of such Option.

    4.23  Merger Consideration Spreadsheet.  At least five business days prior to the Closing, IntelliPrep shall deliver to Click2learn a spreadsheet, which will become Exhibit 4.23, detailing (a) the number of shares of IntelliPrep Common Stock held by each stockholder, (b) the amount of Click2learn Common Stock to be received by each such stockholder at the Effective Time, (c) with respect to each stockholder of Intelliprep, the amount of Indemnification Escrow Shares and Special Liability Escrow Shares to be held in escrow by the Escrow Agent, and (d) the number of options to purchase shares of Click2learn Common Stock to be received by holders of IntelliPrep Options following the assumption of such Options by Click2learn.

5.  CONDITIONS PRECEDENT TO OBLIGATIONS OF INTELLIPREP

    The obligations of IntelliPrep to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by Intelliprep.

    5.1  Accuracy of Representations and Warranties.  The representations and warranties of Click2learn and Merger Sub contained herein and in the other Operative Documents shall have been true and correct in all material respects when made and, except for (a) changes contemplated by this Agreement and the other Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct as of the Closing Date as though made on that date.

    5.2  Performance of Agreements.  Click2learn and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

    5.3  Opinion of Counsel.  IntelliPrep shall have received the opinion letter of Perkins Coie LLP, counsel for Click2learn and Merger Sub, dated the Closing Date, substantially in the form of Exhibit 5.3.

    5.4  Compliance Certificate.  IntelliPrep shall have received a certificate of the President and the Chief Financial Officer of Click2learn, dated the Closing Date, substantially in form and substance reasonably satisfactory to Intelliprep, certifying that the conditions to the obligations of IntelliPrep in Sections 5.1, 5.2, 5.6 and 5.7 have been fulfilled.

    5.5  Legal Proceedings.  No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

    5.6  Material Adverse Change.  Since the date of this Agreement and through the Closing, there shall not have occurred any change in the business, properties or prospects of Click2learn that would have a Click2learn Material Adverse Effect, except for such changes occurring as a direct result of the execution or announcement of this Agreement. Changes in the trading prices of Click2learn Common Stock shall not be deemed to have a Click2learn Material Adverse Effect under this Agreement.

    5.7  Approvals and Consents.  All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary on the part of Click2learn and Merger Sub for the consummation of the transactions contemplated hereby, shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices on the part of Click2learn and Merger Sub referred to in this Agreement shall have been obtained or delivered.

    5.8  Compliance With Laws.  The consummation of the transactions contemplated by this Agreement and effectiveness of the Merger and the performance by Click2learn, MergerSub and IntelliPrep of the obligations hereunder and under the other Operative Documents shall be legally permitted by all laws and regulations to which Click2learn, MergerSub or IntelliPrep is subject.

    5.9  Indemnification Escrow Agreement and Special Liability Escrow Agreement.  Click2learn and the Escrow Agent shall have executed the Indemnification Escrow Agreement and the Special Liability Escrow Agreement.

    5.10  Employment Agreements.  Click2learn shall have executed employment agreements substantially in the form attached hereto as Exhibits 4.13A and 4.13B and each such agreement shall be in full force and effect on the Closing Date.

    5.11  SEC Documents.  Click2learn shall have delivered or made available to the IntelliPrep stockholders (either in written form or by reference to the Securities and Exchange Commission (the "SEC") on-line EDGAR database) true and complete copies of all reports filed with the SEC after execution of this Agreement and immediately prior to Closing.

6.  COVENANTS

    Between the date of this Agreement and the Effective Time, or the date on which this Agreement is terminated under Section 7.1, the parties covenant and agree as set forth in this Article 6.

    6.1  Conduct of Business by IntelliPrep Pending the Merger.  Except as required to fulfill the conditions to Closing listed in Article 4, with prior written notice to Click2learn, unless Click2learn shall otherwise agree in writing, the business of IntelliPrep shall be conducted in and only in, and IntelliPrep shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and IntelliPrep shall use commercially reasonable efforts to preserve intact the business organization of Intelliprep, to keep available the services of the current officers, employees and consultants of IntelliPrep and to preserve the current relationships of IntelliPrep with, and the goodwill of, customers, suppliers and other Persons with which IntelliPrep has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, IntelliPrep shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Click2learn:

      (a) amend or otherwise change its Certificate of Incorporation or Bylaws;

      (b) except for the issuance of shares of IntelliPrep Capital Stock upon the exercise or conversion of currently outstanding Options, Warrants or Stock Purchase Rights, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of capital stock of any class of Intelliprep,

  (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Intelliprep, or (iii) any assets of Intelliprep, except in the ordinary course of business and in a manner consistent with past practice;

      (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock;

      (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

      (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $5,000 or capital expenditures which are, in the aggregate, in excess of $10,000 for IntelliPrep taken as a whole; (v) enter into any agreement in which the obligation of IntelliPrep exceeds $10,000 or which shall not terminate or be subject to termination for convenience within 30 days following execution; (vi) license any Technology or IP Rights; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

      (f)  enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Intelliprep, or establish, adopt, enter into or amend any Employee Benefit Plan, collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

      (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

      (h) make any Tax election or settle or compromise any Tax liability;

      (i)  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

      (j)  take any action that would or is reasonably likely to result in any of the representations or warranties of IntelliPrep set forth in this Agreement being untrue in any material respect, or in any covenant of IntelliPrep set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV not being satisfied; or

      (k) agree to do any of the foregoing.

    6.2  Access to Information; Confidentiality.  From the date hereof to the Effective Time, each party shall, and shall cause its officers, directors, employees and agents to, afford the officers, employees and agents of the other party access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the such party and shall furnish the other party with all financial, operating and other data and information as the other party, through its officers, employees or agents, may reasonably request. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Confidential Disclosure Agreement between Click2learn and IntelliPrep entered into as of December 5, 2000.

    6.3  Notification of Certain Matters.  Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available to the parties hereunder.

    6.4  Further Action; Commercially Reasonable Efforts.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with IntelliPrep as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the other Operative Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take all such action. After the Closing, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions reasonably necessary to carry out the purposes of this Agreement or any other Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of IntelliPrep and to effect the issuance of the Click2learn Common Stock to the stockholders of IntelliPrep pursuant to the terms and conditions hereof.

    6.5  No Alternative Transaction.  IntelliPrep shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Click2learn) conducted heretofore with respect to any Alternative Transaction (as defined below). Unless this Agreement shall have been terminated in accordance with its terms, IntelliPrep shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Alternative Transaction, or participate in any negotiations regarding any Alternative Transaction, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person with regard to any Alternative Transaction. IntelliPrep shall notify Click2learn promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Click2learn, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The term "Alternative Transaction" shall mean either (a) a transaction pursuant to which any Person other than Click2learn or an affiliate of Click2learn (a "Third Party") acquires or would acquire more than 25% of the capital stock of IntelliPrep either from IntelliPrep or its stockholders, (b) a merger or other business combination involving IntelliPrep pursuant to which any Third Party acquires or would acquire more than 25% of the equity ownership of IntelliPrep or the entity surviving such merger or other business combination, or (c) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the assets or business of Intelliprep.

    6.6  Stockholder Approval.  IntelliPrep will seek the approval at a special meeting of stockholders or the written consent of the stockholders at the earliest practicable date approving this Agreement, the other Operative Documents, the Merger and related matters, which approval will be recommended by the Board of Directors of Intelliprep. In addition, IntelliPrep shall (i) promptly submit for approval by its stockholders by the requisite vote any payments of cash or stock contemplated by this Agreement that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code, such that all such payments resulting from the transactions contemplated hereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, or (ii) deliver to evidence satisfactory to that such requisite stockholder approval has not been obtained with respect to any payment of cash or stock that may be deemed to constitute a "parachute payment" within the meaning of Section 280G of the Code and, as a consequence, that such "parachute payment" shall not be made or provided.

    6.7  Stockholder Materials.  IntelliPrep will send the Stockholder Materials to the stockholders of Intelliprep, in a timely manner, for the purposes of considering approval of the Merger, either at a special meeting of stockholders or by their execution of a written consent. IntelliPrep and Click2learn each will promptly and timely provide all information relating to its respective business or operations necessary for inclusion in the Stockholder Materials to satisfy all requirements of applicable state and federal securities laws. IntelliPrep and Click2learn each shall be solely responsible for any statement, information or omission in the Stockholder Materials relating to it or its affiliates based on written information furnished by it. IntelliPrep and Click2learn will not provide or publish to the stockholders of IntelliPrep any material concerning them or their affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.

    6.8  Click2learn Common Stock.  Click2learn agrees to authorize for listing on the NASDAQ National Market the shares of Click2learn Common Stock comprising the Merger Consideration, and those required to be reserved for issuance upon exercise of Options assumed in connection with the Merger by filing with the NASDAQ National Market a Notification of Listing of Additional Shares (or such other form as may be required by the NASDAQ National Market) as soon as reasonably practicable after the Closing or otherwise in accordance with the rules and regulations of the NASDAQ National Market.

    6.9  Publicity.  No party hereto shall issue any press release or otherwise make any statements to any third party with respect to this Agreement or the transactions contemplated hereby other than the issuance by Click2learn of a press release announcing this Agreement and the transactions contemplated hereby or as required by law. Prior to such issuance, Click2learn will consult with IntelliPrep regarding the content of the press release.

    6.10  Option Shares.  Click2learn shall take all corporate action necessary to reserve for issuance a sufficient number of Click2learn Common Stock for delivery upon exercise of the Options assumed in accordance with Section 1.7.1(f) and the options to be granted under Section 9.3.

    6.11  Covenants of the Principals.  Concurrently with the execution of this Agreement, each of the Principals agrees to execute and deliver to Click2learn a proxy in the form attached hereto as Exhibit 6.11 (the "Proxy"), which shall be irrevocable to the extent provided under Delaware Law, covering the total number of shares of IntelliPrep Capital Stock beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by such Principal. During the term of this Agreement, each of the Principals agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of his, her or its shares of IntelliPrep Capital Stock except subject to the Proxy. Each of the Principals will execute at or prior to Closing each Operative Document to which it is a party. Each of the Principals hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger.

    6.12  Rule 144 Information.  With a view to making available to the IntelliPrep stockholders the benefits of Rule 144 promulgated under the Act, and any other rule or regulation of the SEC that may at any time permit a stockholder to sell his, her or its shares of Click2Learn Common Stock to the public without registration under the Act, Click2Learn agrees to (a) make and keep public information available, as those terms are understood and defined in Rule 144; (b) file with the SEC in a timely manner all reports and other documents required of Click2learn under the Act and the Exchange Act; and (c) furnish to any Person receiving Merger Consideration under this Agreement, so long as such Person owns any shares of Click2learn Common Stock, promptly upon request (i) a written statement by Click2learn that it has complied with the reporting requirements of Rule 144, the Act, and the Exchange Act; (ii) make available (either in written form or by reference to the Securities and Exchange Commission's on-line EDGAR database) a copy of the most recent annual or quarterly report of Click2learn and such other reports and documents so filed by Click2learn; and (iii) such other information as may be reasonably requested in availing any such Person of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form. The obligations under this Section 6.12 shall expire on the date two years from the Effective Date.

7.  TERMINATION, AMENDMENT AND WAIVER

    7.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Intelliprep):

      (a) by mutual written consent;

      (b) by either IntelliPrep or Click2learn, if the Merger has not been consummated by June 30, 2001; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

      (c) by either IntelliPrep or Click2learn, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Click2learn, Merger Sub or IntelliPrep from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

      (d) by Intelliprep, in the event of a material breach by Click2learn of any representation, warranty or agreement contained herein that has not been cured or is not curable by June 30, 2001; or

      (e) by Click2learn, in the event of a material breach by IntelliPrep of any representation, warranty or agreement contained herein that has not been cured or is not curable by June 30, 2001.

    7.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

    7.3  Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of Intelliprep's stockholders; after such approval, however, no amendment will be made that by applicable law requires the further approval of Intelliprep's stockholders without obtaining such further approval.

    7.4  Waiver.  At any time prior to the Effective Time, each of Click2learn and IntelliPrep may with respect to the other (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Upon Closing, all conditions under Articles 4 and 5 shall be deemed to have been satisfied or waived.

8.  SURVIVAL AND INDEMNIFICATION

    8.1  Survival.  All representations and warranties contained in this Agreement (as updated by the Compliance Certificate) shall survive the Closing until one year after the Effective Time (the "Survival Period"), and shall not be deemed waived or otherwise affected by any notice delivered pursuant to Section 6.3; provided, however, that any claim based on fraud and intentional misrepresentation shall survive the Closing indefinitely. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed, waived or satisfied or shall have been terminated in accordance with their terms.

    8.2  Indemnification by the Holders of IntelliPrep Capital Stock.  Subject to the limitations set forth in this Article 8, from and after the Closing, each stockholder of IntelliPrep jointly and severally immediately prior to the Effective Time shall indemnify and hold Click2learn, its officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 promulgated under the Exchange Act) (the "Click2Learn Indemnified Parties") harmless from and against, and shall reimburse Click2learn Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, but not limited to, any reasonable legal or accounting fees or expenses and any Taxes or other costs or damages arising under, caused by or related to Section 280G of the Code or any comparable provision of state, local or foreign law) ("Click2learn Losses") arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by IntelliPrep or such stockholder in this Agreement, together with the IntelliPrep Disclosure Memorandum as delivered upon execution of this Agreement and updated by the Compliance Certificate, or in any other Operative Document to which they are a party; (ii) any failure by IntelliPrep or such stockholder to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document; (iii) fraud.

    8.3  Indemnification by Click2learn.  From and after the Closing, Click2learn shall indemnify and hold each of the stockholders of IntelliPrep immediately prior to the Effective Time, their officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 promulgated under the Exchange Act) (the "IntelliPrep Indemnified Parties" and with the Click2learn Indemnified Parties, the "Indemnified Parties") harmless from and against, and shall reimburse the IntelliPrep Indemnified Parties for, any and all losses arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by Click2learn or Merger Sub in this Agreement or in any other Operative Document; (ii) any failure by Click2learn to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document; or (iii) fraud ("IntelliPrep Losses").

    8.4  Indemnification by Principals for Failure to Meet Revenue Targets.  Click2learn is entering into this Agreement and consummating the Merger based on the understanding that the customers of IntelliPrep identified herein (the "Named Accounts") will generate at least $1,100,000 in recognizable revenue from the Products and services related to the Products during the period from the Closing through December 31, 2001 (the "Revenue Target"). Subject to the limitations set forth in this Article 8, each Principal, jointly and severally, shall indemnify and hold Click2learn harmless from and against, and shall reimburse Click2learn for the amount of any Revenue Target Shortfall in the manner provided in the Special Liability Escrow Agreement. "Revenue Target Shortfall" means the amount by which the Revenue Target exceeds the actual recognized revenue, determined in accordance with AICPA SOP 97-2—Software Revenue Recognition Statement of Position and generally accepted accounting principles, from the Named Accounts during the period from the Closing through December 31, 2001. The "Named Accounts" consist of the following six customers of IntelliPrep: Microsoft, LearnNow, Xirris, DevX, Universal College of Learning and Support.com and their "affiliates" (as defined in Rule 12b-2 of the Exchange Act).

    8.5  Threshold and Limitations.

      (a) Except in connection with indemnification claims arising out IntelliPrep Losses or Click2learn Losses based on fraud, the Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any claims for indemnification under Section 8.2 or 8.3 ("Claims") until the aggregate Losses or Click2learn Losses, as applicable, for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $25,000 (the "Threshold"); provided, however, that once such aggregate IntelliPrep Losses or Click2learn Losses exceed the Threshold, such Indemnified Parties shall be entitled to indemnification only for the aggregate amount of all IntelliPrep Losses or Click2learn Losses in excess of the Threshold. The limitations set forth in this Section 8.5(a) shall not apply to any claims asserted by Click2learn against the Principals pursuant to Section 8.4.

      (b) Except for Click2learn Losses based on fraud, the aggregate liability of any stockholder of IntelliPrep pursuant to this Article 8 shall be limited to his, her or its pro rata portion of the Indemnification Escrow Shares or the Special Liability Escrow Shares, as applicable, as determined under Section 8.5(d).

      (c) Except for IntelliPrep Losses based on fraud, the aggregate liability of Click2learn pursuant this Article 8 shall be limited to an amount equal to the product of 181,250 multiplied by the average of the closing price of the Click2learn Common Stock for the ten trading days prior to the Effective Date.

      (d) Except for claims based on fraud or intentional misrepresentation, an indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party pursuant to Section 8.2 or Section 8.3 after the expiration of the Survival Period, except that indemnity may be sought after the expiration of the Survival Period if the process to make a claim for indemnification shall have been initiated prior to the expiration of such time period.

      (e) The indemnification obligations of stockholders under this Article 8 shall be satisfied only by forfeiture to the Click2learn Indemnified Parties of his, her or its pro rata portion of the Indemnification Escrow Shares or the Special Liability Escrow Shares, as applicable in accordance with the provisions of this Article 8 and the Indemnification Escrow Agreement or Special Liability Escrow Agreement, as applicable. The aggregate value of Claims paid by means of the forfeiture to Click2learn of Indemnification Escrow Shares shall be deemed to reduce the total Merger Consideration otherwise payable to the stockholders of IntelliPrep pursuant to Section 1.7. Any such claims shall be deemed to reduce the Indemnification Escrow Shares or the Special Liability Escrow Shares, as applicable, pro rata, with respect to each stockholder or each Principal, as determined by reference to the number of shares of Click2learn Common Stock such stockholder is entitled to receive in the Merger as compared to all other stockholders.

    8.6  Procedure for Indemnification.  Whenever a Claim arises for indemnification under this Article 8, the parties shall comply with the notice and other procedures specified in the applicable Indemnification Escrow Agreement. Notwithstanding the foregoing, in the event of a Claim for IntelliPrep Losses pursuant to Section 8.3 hereof, the parties agree to comply with the notice and other procedures (including those with respect to dispute resolution) specified in the Indemnification Escrow Agreement, as appropriate to reflect the parties seeking and defending against claims made for recovery of asserted losses, subject to the following: (a) all notices to Click2learn shall be to its General Counsel, (b) the IntelliPrep Indemnified Parties may act only through the Principal Representative, (c) the delivery of notices or instructions to the Escrow Agent shall not be required for indemnification and no such notices or instructions shall be given and (d) payments in satisfaction of IntelliPrep Losses shall be made directly by Click2learn to the IntelliPrep Indemnified Parties in immediately available funds pursuant to a written schedule to be provided by the Principal Representative to Click2learn at the time of the final resolution of a particular Claim (as to which schedule, Click2learn shall be entitled to rely). Notwithstanding the foregoing, one half of the fees and expenses of the arbitrator and expenses for the defense or handling of claims, as provided in Sections 4(b) and 4(d)(ii), respectively, of the Indemnification Escrow Agreement, shall be paid by the Principals and, to the extent sufficient to cover such obligation, shall be satisfied by a deduction of such amount from the payment otherwise made by Click2learn to the IntelliPrep Indemnified Parties.

    8.7  Remedies; Specific Performance.  Except as otherwise provided, the indemnification provisions of this Article 8 are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

9.  GENERAL

    9.1  Tax Matters.  The Principals shall cooperate, as and to the extent reasonably requested, in connection with the preparation of any Tax Return and any audit, investigation, litigation or other action with respect to Taxes that may be instituted after the Closing.

    9.2  Expenses.  Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents (including legal and accounting fees and expenses); provided, that the legal and accounting fees incurred by IntelliPrep in connection with this Agreement and the other Operative Documents in excess of $40,000 shall be paid by the Principals; and provided, further, should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

    9.3  Employee Stock Options.  In addition to the options issued pursuant to Section 1.7.1(f), concurrently with Closing, Click2learn shall grant options to purchase a number of shares of Click2learn Common Stock equal to the difference between 450,000 and the number of shares issued pursuant to Section 1.7.1(f), such options to be issued to the employees of IntelliPrep who become employees of Click2learn as set forth on a Schedule 9.3 to be delivered at Closing. All such options shall be granted under Click2learn's 1998 Equity Incentive Plan and shall vest over four years in accordance with Click2learn's standard practice and shall have exercise prices equal to the fair market value of Click2learn Common Stock at the date of grant, as determined in accordance with the terms of the 1998 Equity Incentive Plan. The grant of such options to any particular employee shall be contingent upon such employee executing Click2learn's standard Employee Invention, Confidentiality, Nonraiding and Noncompetition Agreement.

    9.4  Notices.  Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

TO CLICK2LEARN OR	Click2learn.com, Inc.
MERGER SUB:	110-110th Avenue N.E. Bellevue, Washington 98004 Fax: (425) 637-5829 Attention: General Counsel
with a copy to:	Perkins Coie LLP 505 Fifth Avenue, Suite 620 Seattle, Washington 98101 Fax: (206) 583-8500 Attention: Scott L. Gelband
TO INTELLIPREP:	IntelliPrep Technologies, Incorporated 3633 136th Place SE, Suite 207 Bellevue, Washington, 98004 Fax: (425) 637-1540 Attention: President
with a copy to:	Stoel Rives LLP One Union Square 600 University Street, Suite 3600 Seattle, Washington 98101 Fax: (206) 386-7500 Attention: Christopher J. Voss
TO PRINCIPAL	Sudheer Koneru
REPRESENTATIVE:	14125, NE 61st St. Redmond, WA—98052

    9.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    9.6  Entire Agreement.  This Agreement, including the Exhibits and Schedules (as updated by the Compliance Certificate) hereto, the Confidential Disclosure Agreement and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

    9.7  Assignment.  This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub's rights and obligations may be assigned to and assumed by Click2learn or any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by Click2learn.

    9.8  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    9.9  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement.

    9.10  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.11  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

    9.12  Waiver of Jury Trial.  Each of Click2learn, IntelliPrep and Merger Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

    9.13  Disclosure Generally.  The inclusion of any information in any schedule (including the Compliance Certificate) to the IntelliPrep Disclosure Memorandum shall not be deemed, in and of itself, to be an admission or acknowledgement by IntelliPrep or any stockholder of IntelliPrep that such information is material to or outside the ordinary course of the business of Intelliprep.

    9.14  Option Shares; Registration.  Within thirty days after the Closing Date, Click2learn shall file with respect to Click2learn Common Stock subject to Click2learn options granted in accordance with Section 1.7.1(f) and Section 9.3 a registration statement on Form S-8 (or any successor form) with respect to those shares eligible to be registered on a primary basis on such form and shall use its best reasonable efforts to have such Form S-8 declared effective.

    9.15  Waiver by Principals.  Each Principal hereby waives and releases all claims that such Principal may have against Intelliprep, including, but not limited to, claims arising out of such Principal's employment relationship with Intelliprep.

    9.16  Acknowledgment by Employees.  Click2learn shall have received from each of Sitaram Raju, Anand Aravind, Sunil Koneru, Ohene Aku Kwapong and Daniel Li, prior to the Effective Date, an acknowledgment that no wages, salary or compensation is owed to such employee arising out of such employee's employment relationship with Intelliprep.

    IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

CLICK2LEARN.COM, INC.	PRINCIPALS:

By:
Kevin M. Oakes	Dheeraj Koneru
Its President and Chief Executive Officer
CLICK2LEARN SOFTWARE CORP.
Rengarajan Raghavan
By:
Kevin M. Oakes	Sudheer Koneru
Its President
INTELLIPREP TECHNOLOGIES, INC.
Srinivasan Chandrasekar
By:
Sudheer Koneru
Its President and Chief Executive Officer

List of Exhibits
1.3	Certificate of Merger
1.7.1(c)(i)	Indemnification Escrow Agreement
1.7.1(c)(ii)	Special Liability Escrow Agreement
1.7.2	Letter of Transmittal
2	IntelliPrep Disclosure Memorandum
4.3	Opinion of Counsel for Intelliprep
4.8	Real Property Tax Affidavit
4.13A	Form of Employment Agreement for Sudheer Koneru
4.13B	Form of Employment Agreement for Srinivasan Chandrasekar
4.14	List of Key Employees
4.23	Merger Consideration Spreadsheet
5.3	Opinion of Counsel for Click2learn
6.11	Form of Proxy
9.3	Employee Option Grant schedule

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AGREEMENT AND PLAN OF MERGER among Click2learn.com, Inc. Click2learn Software Corp. Certain Stockholders of IntelliPrep Technologies, Incorporated and IntelliPrep Technologies, Incorporated
Dated as of April 17, 2001
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT